SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]	Preliminary Proxy Statement [_]	Confidential, For Use of the Commission
Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to Rule14a-11(c) or Rule14a-12

SUSQUEHANNA BANCSHARES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required
[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement no.:

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(4)	Date Filed:

April 22, 2002

TO OUR SHAREHOLDERS:

     On behalf of our entire Board of Directors, I cordially invite you to attend our Annual Meeting of Shareholders on Wednesday, May 29, 2002. At the meeting, you will be asked to elect four members to the Board of Directors’ Class of 2005 for the coming three years. We will also report on Susquehanna’s 2001 business results and other matters of interest to shareholders.

     Information about the matters to be acted on at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement. Also enclosed with this Proxy Statement are your proxy card and instructions for voting and the 2001 Annual Report.

     I would like to take this opportunity to remind you that your vote is very important. Please take a moment now to cast your vote over the Internet or by telephone in accordance with the instructions set forth on the enclosed proxy card, or alternatively, to complete, sign and date the enclosed proxy card and return it in the postage-paid envelope we have provided.

    An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting. If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the meeting. A recent bank or brokerage account statement are examples of proof of ownership.

     If you are not able to attend the Annual Meeting in person, you can also choose to listen to the meeting by webcast, which is explained on the opposite side of this letter.

     I look forward to seeing you at the meeting.

Sincerely,

William J. Reuter President and Chief Executive Officer

WEBCAST DIRECTIONS

     You are cordially invited to listen to the Susquehanna Bancshares, Inc. 2002 Annual Meeting of Shareholders webcast live via the Internet on Wednesday, May 29, 2002, beginning at 10:00 a.m. Eastern time. Using the webcast will enable you to view the slides shown at the meeting and hear the speakers on a synchronized basis. The webcast will not enable you to ask questions or to vote your Susquehanna shares.

     The webcast may be viewed on Susquehanna’s website at http://www.susqbanc.com. The event may be accessed by clicking on “Investor Relations” at the top of the page, and following the Annual Meeting Webcast link. In addition, the webcast will be available through http://www.StreetEvents.com on both the institutional and individual investor sites. Minimum requirements to listen to this broadcast online are: Windows Media Player software, downloadable at http://www.microsoft.com/windows/windowsmedia/download/default.asp, and at least a 28K connection to the Internet.

     To listen to the live webcast, please go to the website at least fifteen minutes early to download and install any necessary software. If you plan to listen online, we suggest that you test your computer’s access to Windows Media Player by visiting the above URL one week prior to the meeting date.

     If you are unable to listen online during the meeting, the event will be archived on the website at the same address through June 30, 2002.

April 22, 2002

NOTICE OF ANNUAL MEETING

     On Wednesday, May 29, 2002, Susquehanna Bancshares, Inc. will hold its 2002 Annual Meeting of Shareholders at The Hotel Hershey, 100 Hotel Road, Hershey, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. Only shareholders of Susquehanna, their proxies and invited guests of Susquehanna may attend the Annual Meeting.

     Only shareholders of record at the close of business on April 5, 2002 can vote at this meeting or any adjournments that may take place. At the meeting we will:

           Elect four members to the Board of Directors’ Class of 2005 for the coming three years; and
          Attend to other business properly presented at the meeting.

     Your Board of Directors recommends that you vote in favor of the director nominees presented in this Proxy Statement.

     At the meeting we will also report on Susquehanna’s 2001 business results and other matters of interest to shareholders.

     A copy of Susquehanna’s 2001 Annual Report is also enclosed. The approximate date of mailing of the enclosed Proxy Statement and proxy card is April 22, 2002.

By Order of the Board of Directors,

Lisa M. Cavage Secretary

Lititz, Pennsylvania
April 22, 2002

PROXY STATEMENT

April 22, 2002

INTRODUCTION

General

     On Wednesday, May 29, 2002, Susquehanna Bancshares, Inc. will hold its 2002 Annual Meeting of Shareholders at The Hotel Hershey, 100 Hotel Road, Hershey, Pennsylvania. The meeting will begin at 10:00 a.m. Eastern time. At the meeting, you will be asked to elect four members to the Board of Directors’ Class of 2005 for the coming three years and to attend to any other business properly presented at the meeting.

     An admission ticket, which is required for entry into the Annual Meeting, is attached to your proxy card. If you plan to attend the meeting, please vote your proxy but keep the admission ticket and bring it to the Annual Meeting.

     If your shares are held in the name of a bank, broker or other holder of record, you will need proof of ownership to attend the Annual Meeting. A recent bank or brokerage account statement are examples of proof of ownership. If you arrive at the meeting without an admission ticket, we will admit you only if we are able to verify that you are a Susquehanna shareholder.

     This Proxy Statement was prepared under the direction of Susquehanna’s Board of Directors to solicit your proxy for use at the Annual Meeting. The approximate date of mailing for this Proxy Statement and proxy card is April 22, 2002.

Record Date for, and Voting at, the Annual Meeting

     Only shareholders of record of Susquehanna common stock at the close of business on Friday, April 5, 2002, may vote at the Annual Meeting. As of April 5, 2002, 39,369,656 shares of Susquehanna common stock, par value $2.00 per share, were issued and outstanding and entitled to vote at the Annual Meeting.

     A majority of the issued and outstanding shares of common stock is required to constitute a quorum at the Annual Meeting. They may be present at the meeting or represented by proxy. The Bank of New York, our Transfer Agent, will tabulate the votes cast by proxy or in person at the Annual Meeting.

     The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. In the event that the meeting is adjourned for one or more periods aggregating at least fifteen days due to the absence of a quorum, those shareholders entitled to vote who attend the adjourned meeting, although less than a quorum as described in the preceding sentence, will constitute a quorum for the purpose of acting upon any matter set forth in the foregoing notice of the meeting.

     At the Annual Meeting, each share of Susquehanna common stock is entitled to one vote in the election of the four directors to the Class of 2005. You will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast in favor of or withheld with respect to each candidate nominated. The four nominees receiving the highest number of votes will be elected to the Board of Directors’ Class of 2005. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

     Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will have this discretionary authority with respect to the election of directors. Where brokers submit proxies but are otherwise prohibited and thus must refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have no effect in the outcome of the election of directors.

     As to all other matters properly brought before the meeting, the vote of the holders of a majority of the Susquehanna common stock present in person or represented by proxy will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of Susquehanna's Articles or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have the same effect as a negative vote because under Susquehanna’s Bylaws, these matters require the affirmative vote of the holders of a majority of Susquehanna common stock present in person or represented by proxy at the Annual Meeting. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.

     Your Board of Directors unanimously recommends that you vote “FOR” the election of the four director nominees to the Class of 2005.

Proxies for the Annual Meeting

     All shares represented by valid proxies will be voted in the manner specified in the proxies.

     Your proxy, unless you otherwise specify in the proxy, will be voted FOR the election of the persons nominated for directors by Susquehanna’s Board of Directors. Where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with your direction.

     Your Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement and those incidental to the conduct of the meeting. It is not anticipated that other matters will be brought before the Annual Meeting. If, however, other matters are duly brought before the Annual Meeting or any adjournments of the meeting, the persons named in the proxy will have the discretion to vote or act on such matters according to their best judgment.

     Because many shareholders cannot attend the Annual Meeting in person, it is necessary that a large number be represented by proxy. Most shareholders have the choice of voting over the Internet, by using a toll-free telephone number or by completing the proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your broker or other holder of record to see which options are available to you. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. Eastern time on Tuesday, May 28, 2002.

     The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to accurately record and count their proxies.

     If you are a participant in the BuyDIRECTsm Open Availability and Dividend Reinvestment Plan for Susquehanna common stock, shares held in your account in the plan will be voted in accordance with your instructions. The plan’s administrator is the shareholder of record for your plan shares and will not vote those shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card.

     If you are an employee participant in Susquehanna’s Employee Stock Purchase Plan, shares held in your account in the plan will be voted in accordance with your instructions. The plan’s custodian is the shareholder of record for your plan shares and will not vote those shares unless you provide it with instructions, which you can do over the Internet, by telephone or by mail using the enclosed proxy card.

     You may revoke your proxy for the Annual Meeting at any time after its submission and before it is exercised by:

  submitting written notice of revocation of your proxy to the Secretary of Susquehanna prior to voting at the Annual Meeting;
  submitting a later dated proxy (including an Internet or telephone vote) received by the Secretary of Susquehanna; or
  appearing at the Annual Meeting and requesting a revocation of the proxy. Your appearance alone at the Annual Meeting will not of itself constitute a revocation of your proxy.

     Directors, officers and employees of Susquehanna may solicit proxies from Susquehanna shareholders, either personally or by telephone, telegraph or other form of communication. These persons will not receive any additional compensation for these services. Susquehanna will request that the Notice of Annual Meeting, this Proxy Statement, the proxy card and related materials, if any, be forwarded to beneficial owners and expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials. Susquehanna will bear the costs of all such solicitations.

Electronic Access to Proxy Materials and Annual Report

     Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. This Proxy Statement and the 2001 Annual Report are available on Susquehanna’s website at http://www.susqbanc.com. You may access this material by choosing the “Investor Relations” button at the top of the page, and then selecting “Financial Reports” from the items listed in the Investor Relations section. Or, you may go directly to this page at http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=SUSQ&script=700.

     If you are a shareholder of record, you can choose this option and save Susquehanna the cost of producing and mailing these documents by marking the appropriate box on your proxy card or by following the instructions provided if you vote over the Internet or by telephone. You can also choose between paper documents and electronic access by calling Susquehanna toll free at 1-800-311-3182 and asking for extension 6204 or 6305 in Susquehanna’s Stock Administration Department.

     If you choose to view future proxy statements and annual reports over the Internet, you will receive a proxy card in the mail next year with instructions containing the Internet address of those materials. Your choice will remain in effect until you call Susquehanna (at the phone number and extensions listed above) and tell us otherwise. You do not have to elect Internet access each year.

     If you hold your Susquehanna common stock through a broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

PRINCIPAL HOLDERS OF VOTING SECURITIES
AND HOLDINGS OF MANAGEMENT

     To the knowledge of Susquehanna’s management, no person owns beneficially more than 5% of Susquehanna’s common stock.

     The shares of Susquehanna common stock deemed to be owned beneficially by each director, each nominee for election to the office of director, each executive officer named in the Summary Compensation Table in this Proxy Statement, and by all directors, nominees and executive officers as a group as of February 28, 2002, is set forth in the following table. On February 28, 2002, none of the individuals named in the following table beneficially owned more than 1% of Susquehanna’s outstanding shares of common stock, except Mr. Wimmer, who beneficially owned 4.26%. On that date, all of the directors, nominees and executive officers as a group owned beneficially 6.97% of Susquehanna’s outstanding common stock.

Nature and Amount of Beneficial
Name of Beneficial Owner	Ownership of Susquehanna Common
Stock(1)

Wayne E. Alter, Jr.	35,000
James G. Apple(9)	24,504
Edward Balderston, Jr.(3)(9)	22,724
William T. Belden(9)	25,726
Robert S. Bolinger(9)	302,234
John M. Denlinger(9)	56,855
Gregory A. Duncan(9)	40,366
Chloé R. Eichelberger	30,328
Owen O. Freeman, Jr.(2)(4)	90,383
Henry H. Gibbel(5)(9)	194,062
T. Max Hall(6)(9)	17,306
C. William Hetzer, Jr.(2)(9)	15,500
Drew K. Hostetter(9)	15,093
David D. Keim(9)	21,383
Rodney A. Lefever	395
Charles W. Luppert(9)	42,230
Guy W. Miller, Jr.(2)	5,803
George J. Morgan(9)	15,629
James G. Pierné(9)	1,353
Michael M. Quick(9)	7,850
William J. Reuter(2)(9)	49,538
Peter J. Sahd	0
Roger V. Wiest(9)	40,500
Michael J. Wimmer(7)	1,677,071
William B. Zimmerman(8)	9,460

All Directors, Nominees and
Executive Officers as a Group(10)	2,741,293

(1)	Unless otherwise indicated, shares shown as beneficially owned are held individually by the person indicated or jointly with spouse or children living in the same household, individually by the spouse or children living in the same household, or as trustee, custodian or guardian for minor children living in the same household.
(2)	Nominee for three year term expiring in 2005.
(3)	Mr. Balderston has sole beneficial ownership with respect to 21,301 shares. He also holds 1,423 shares as custodian for minor nieces and nephews.
(4)	Mr. Freeman has sole beneficial ownership with respect to 84,901 shares. In addition, he shares beneficial ownership of 5,482 shares with children and grandchildren.

(5)	Mr. Gibbel has sole beneficial ownership with respect to 155,851 shares and shares beneficial ownership with his wife with respect to 24,327 shares. Mr. Gibbel’s wife has sole beneficial ownership of 13,884 shares. Mr. Gibbel is also an officer and director of the Gibbel Foundation, Inc., Penn Charter Mutual Insurance Co. and Lititz Mutual Insurance Co. These three organizations hold 7,030 shares, 28,125 shares and 244,687 shares, respectively, to which Mr. Gibbel disclaims beneficial ownership.

(6)	Mr. Hall has sole beneficial ownership of 13,357 shares. In addition, 3,949 shares are held in a Keogh Plan for the benefit of Mr. Hall.
(7)	Mr. Wimmer has sole beneficial ownership with respect to 750,000 shares, and shares beneficial ownership with his wife with respect to 8,116 shares. He also holds 118,000 shares as custodian for a child. Mr. Wimmer’s wife has sole beneficial ownership of 750,000 shares. In addition, 50,955 shares are held by Hann & Co., of which Mr. Wimmer is a principal.

(8)	Mr. Zimmerman has sole beneficial ownership with respect to 8,396 shares. Mr. Zimmerman’s wife has sole beneficial ownership of 655 shares. In addition, 409 shares are held by Zimmerman’s Hardware and Supply Company, Inc., of which Mr. Zimmerman is the Chief Executive Officer.

(9)	Includes shares issuable upon the exercise of stock options granted under Susquehanna’s Equity Compensation Plan to purchase shares of stock which are exercisable or will become exercisable on or before April 29, 2002.

(10)	Includes 447,027 shares issuable upon the exercise of stock options which are presently exercisable or will become exercisable on or before April 29, 2002.

ELECTION OF DIRECTORS

General

     Susquehanna's Board of Directors currently consists of 15 directors. The Board is classified into three classes, one of which is elected each year to serve a term of three years. Directors of each class hold office until the expiration of the term for which they were elected and their successors have qualified or until the annual meeting following their attaining the age of 72 years.

     At the Annual Meeting, four persons will be elected to the Class of 2005. The candidates nominated who receive the highest number of votes will be elected. In the election, you will be entitled to cast one vote for each share held by you for each of the four candidates, but will not be entitled to cumulate your votes.

     The Board of Directors has nominated four members to the Class of 2005. At the Annual Meeting, any holder of Susquehanna common stock may make additional nominations for election to the Board of Directors. Each nomination must be made in accordance with Susquehanna’s Bylaws and preceded by a notification made in writing and delivered or mailed to Susquehanna’s President not less than 14 days prior to the Annual Meeting. The notification must contain the following information to the extent known by the notifying shareholder without unreasonable effort or expense:

  the name and address of each proposed nominee;
  the principal occupation of each proposed nominee;
  the total number of shares of Susquehanna capital stock that will be voted by the notifying shareholder for the proposed nominee;
  the name and residence address of the notifying shareholder; and
  the number of shares of Susquehanna capital stock owned by the notifying shareholder.

The Class of 2005

     The Board of Director's nominees for the Class of 2005 are C. William Hetzer, Jr., Owen O. Freeman, Jr., Guy W. Miller, Jr. and William J. Reuter. Messrs. Hetzer, Freeman, Miller and Reuter are all currently directors of Susquehanna.

     In the absence of instructions to the contrary, proxies will be voted in favor of the election of the Board of Directors’ nominees. In the event any of the nominees should become unavailable, it is intended that the proxies will be voted for substitute nominee(s) chosen by the Board. The Board of Directors has no present knowledge that any of the nominees will be unavailable to serve.

Biographical Summaries of Directors and Nominees

     The name and age of each nominee and continuing director of Susquehanna, as well as their business experience (including their principal occupation and the period during which he or she has served as a Susquehanna director), is set forth in the following table:

		Business Experience
		Including Principal Occupation for Past Five	Director	Present Term
Name	Age	Years	Since	Expires

C. William Hetzer, Jr.*	70	President, C. William Hetzer, Inc.	1989	2002
		(General Contractor)
Owen O. Freeman, Jr.*	67	Retired Chairman of the Board, First Capitol	1999	2002
		Bank
Guy W. Miller, Jr.*	56	President, Homes by Keystone, Inc. (Modular	1999	2002
		Homes Manufacturer)
William J. Reuter*	52	President and Chief Executive Officer,	1999	2002
		Susquehanna; President, Susquehanna
		Bancshares South, Inc.; Chairman of the Board,
		Susquehanna Bank; Chairman of the Board,
		Farmers & Merchants Bank and Trust;
		Chairman of the Board, Farmers First Bank
Robert S. Bolinger	65	Non-Executive Chairman of the Board,	1982	2003
		Susquehanna; Retired, Chief Executive Officer,
		Susquehanna
Henry H. Gibbel	67	President and Chief Executive Officer, Lititz	1982	2003
		Mutual Insurance Co., Penn Charter Mutual
		Insurance Co., Farmers & Mechanics’ Mutual
		Insurance Company & Livingston Mutual Insurance Company (Insurance Companies)
George J. Morgan	71	President, Morgan, Hallgren, Crosswell & Kane,	1982	2003
		P.C. (Law Firm)
Roger V. Wiest	61	Managing and Senior Partner, Wiest, Muolo,	1992	2003
		Noon & Swinehart (Law Firm)

		Business Experience
		Including Principal Occupation for Past Five	Director	Present Term
Name	Age	Years	Since	Expires

Michael J. Wimmer	49	Chief Executive Officer, Boston Service	2000	2003
		Company, Inc. (Automobile Financing
		Company)
Wayne E. Alter, Jr.	50	President and Chief Executive Officer,	2001	2004
		DynaCorp, Inc. (Real Estate Development and
		Management Company); President and Chief
		Executive Officer, WEA Enterprises, Inc.
		(Aviation Business); Managing Partner, Equinox
		Properties (Real Estate Partnership); Managing
		Member, Crestwood Properties, LLC (Real
		Estate Ownership and Management Company);
		Former Chairman and Chief Executive Officer,
		Dynamark Security Centers, Inc. (Security
		Company)
James G. Apple	66	President, Butter Krust Baking Co., Inc. (Baking	1992	2004
		Company)
John M. Denlinger	62	Retired; Division Manager, Denlinger Building	1985	2004
		Materials, a Division of Carolina Holdings, Inc.
		(Building Material Manufacturer)); President,
		Denlinger, Inc. (Building Material
		Manufacturer)
Chloé R. Eichelberger	68	President and Chief Executive Officer, Chloé	2001	2004
		Eichelberger Textiles, Incorporated (Fabric
		Finishing)
T. Max Hall	67	Attorney and Managing Partner, McNerney,	1986	2004
		Page, Vanderlin and Hall (Law Firm); Chairman
		of the Board, Data Papers, Inc. (Printing
		Company); Chairman of the Board, Data Papers,
		Inc. of North Carolina, Inc. (Printing Company)
William B. Zimmerman	65	President and Chief Executive Officer,	2001	2004
		Zimmerman’s Hardware & Supply Co., Inc.

  The Board of Director’s nominees for election at the Annual Meeting for terms expiring 2005.

     All of the directors of Susquehanna are outside directors except Messrs. Reuter and Wimmer.

Board Meetings

     Susquehanna’s Board met nine times during 2001. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board on which they served that were held in 2001 during the period when they served as a director, except that Mr. Apple attended 73% of the total meetings of the Board of Directors and committees of the Board on which he served.

Board Committees

     Susquehanna’s Board has two standing committees, an Audit Committee and a Compensation Committee, both of which were established in 1987. The members of both committees are all outside directors. The directors presently serving on the Audit Committee are Ms. Eichelberger and Messrs. Apple, Miller and Wiest. The Audit Committee met six times during 2001. The directors presently serving on the Compensation Committee are Messrs. Denlinger, Gibbel, Hall, Hetzer, Jr. and Morgan. The Compensation Committee met four times during 2001.

     The Board of Directors has no other standing committees. It operates as a committee of the whole for all other matters including nominations.

     Audit Committee

     The principal purposes of the Audit Committee are to:

  meet with Susquehanna’s independent accountants and review the scope and results of Susquehanna’s annual audit;
  review information pertaining to internal auditing; and
  oversee that Susquehanna management has:
    maintained the reliability and integrity of accounting policies, financial reporting and disclosure practices;
    established and maintained processes to assure an adequate system of internal control; and
    established and maintained processes to assure compliance with applicable laws, regulations and corporate practices.

      The Audit Committee reports the results of these reviews to the Board on a quarterly basis.

     The Audit Committee also:

  recommends to the Board the selection of independent accountants and reviews periodically their performance and independence from management;
  reviews and approves Susquehanna’s Audit Department Audit Plan; and
  periodically meets privately with Susquehanna’s independent accountants, senior management and its Director of Audit.

     The Directors who serve on the Audit Committee are all “independent” for purposes of Nasdaq listing standards.

     Susquehanna’s Board has adopted a written charter setting forth the audit related functions the Audit Committee is to perform.

     Compensation Committee

     The principal purposes of the Compensation Committee are:

  to review and approve key executive salary and salary policy;

  with respect to Susquehanna’s Chief Executive Officer, to determine the salary and criteria for that office;
  to administer Susquehanna’s Equity Compensation Plan;
  to approve participants in Susquehanna’s Executive Deferred Income Plan; and
  to review and approve the design of any new supplemental compensation programs applicable to executive compensation.

ANNUAL AUDIT INFORMATION

Report of the Audit Committee

   In March of 2002, the Audit Committee reviewed Susquehanna’s audited financial statements and met with both management and PricewaterhouseCoopers LLP, Susquehanna’s independent accountants, to review and discuss those financial statements. Management has the primary responsibility for Susquehanna’s financial statements and the overall reporting process, including Susquehanna’s system of internal controls. Management has represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

   The Committee received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from Susquehanna. The Committee also considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with the maintenance of PricewaterhouseCoopers LLP’s independence. The Committee also discussed with PricewaterhouseCoopers LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

   Based on these reviews and discussions, the Committee recommended to the Board that Susquehanna’s audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

The Susquehanna Bancshares, Inc. Audit Committee:	James G. Apple, Chair
Chloé Eichelberger
Guy W. Miller, Jr.
Roger V. Wiest

Fees Billed by Independent Accountants to Susquehanna

   Audit Fees

   The aggregate fees billed to Susquehanna by PricewaterhouseCoopers LLP in connection with the audits of Susquehanna’s financial statements during the fiscal year ended December 31, 2001 were $370,000 (including expenses).

   Financial Information Systems Design and Implementation Fees

   No fees were billed by PricewaterhouseCoopers LLP for information technology services rendered by PricewaterhouseCoopers LLP during the fiscal year ended December 31, 2001.

   All Other Fees

   The aggregate fees billed by PricewaterhouseCoopers LLP for non-audit services other than information technology services during the fiscal year ended December 31, 2001 were $809,000 for tax ($330,000), benefits consulting ($251,000), internal audit augmentation ($65,000), due diligence ($65,000) and other miscellaneous accounting services ($98,000).

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Report of the Compensation Committee

   The Compensation Committee of Susquehanna’s Board is composed entirely of independent outside directors. The Committee considers the following matters in its oversight of executive compensation:

  assuring that key management personnel of Susquehanna and its affiliates are effectively compensated in terms of salaries, supplemental compensation and benefits which are internally equitable and externally competitive in order to allow Susquehanna to attract and retain qualified personnel; and

  developing and initiating incentive programs and plans that will serve to attract and retain qualified personnel in key management positions of Susquehanna and its affiliates.

   Overall Policy

   Susquehanna's executive compensation program is designed to be closely linked to corporate performance and returns to shareholders. To this end, Susquehanna has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to Susquehanna's success in meeting specified performance goals and to appreciation in its stock price. The overall objectives of this strategy are:

  to attract and retain the best possible executive talent;

  to motivate executives to achieve the goals inherent in Susquehanna's business strategy;

  to link executive and shareholder interests through equity based plans; and

  to provide a compensation package that recognizes individual contributions as well as overall business results.

   Each year the Committee conducts a review of Susquehanna's executive compensation program. The Committee believes that Susquehanna's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established for comparing shareholder returns. Successful executives in the banking industry have a broad range of opportunities in the financial industry generally, either with larger or smaller institutions, or with related industry groups or unrelated industry groups in some instances (a chief financial officer, for example). Many of these companies are not publicly traded. The annual compensation reviews permit an ongoing evaluation of the link between Susquehanna's performance and its executive compensation in the context of the compensation programs of other companies.

   The Committee determines the compensation for the Susquehanna officers designated as participants in Susquehanna’s long term incentive plan, set forth in more detail below. This includes all individuals whose compensation is set forth in the "Summary Compensation Table" which follows. The Committee believes that utilization of this approach ensures consistency throughout the executive compensation program. In reviewing the individual performance of the executives whose compensation is detailed in this Proxy Statement (other than that of Susquehanna’s President and Chief Executive Officer), the Committee solicits and considers the views of Mr. Reuter.

   The key elements of executive compensation consist of:
  base salary;
  annual incentive bonus; and
  long term compensation through ownership interests in Susquehanna granted or awarded under the Equity Compensation Plan.

   The Committee’s policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Reuter, Susquehanna’s President and Chief Executive Officer, are discussed below. In addition, while the elements of compensation described below are considered separately, the Committee takes into account the full compensation package afforded by Susquehanna to the individual, including pension benefits, severance plans, insurance and other benefits, as well as the programs described below.

   Section 162(m) of the Internal Revenue Code generally provides that a publicly held reporting company such as Susquehanna may not deduct, as an expense, amounts paid to any executive officer in excess of $1 million per year. Because the compensation paid to Susquehanna's most highly compensated officer is below the $1 million threshold called for in Section 162, the Committee has not adopted a formal policy on awarding compensation in excess of this threshold.

   Base Salaries

   Base salaries for new executive officers are initially determined by:

  evaluating the responsibilities of the position held and the experience of the individual; and
  reference to the competitive marketplace for executive talent, including a comparison to base salaries for comparable positions at other companies.

   Annual salary adjustments are determined by:

  evaluating the performance of Susquehanna and of each executive officer; and
  taking into account new responsibilities (in the case of executive officers with responsibility for a particular business unit, the unit's financial results are also considered).

   In conducting its deliberations, the Committee makes use of an executive compensation survey prepared by nationally recognized consultants on executive compensation matters. The 2001 survey analyzed compensation paid to executives at participating financial institutions with assets between $100 million and $5 billion.

   The survey describes the compensation paid to executives at various management levels. The base salary of all similar positions within the survey group was used as the basis for calculating a midpoint for each job description within Susquehanna's management program. The salaries of Susquehanna's principal officers were compared to the midpoint, and increases were awarded in the context of individual performance and contribution, as explained below, with each salary targeted to fall within an industry competitive range. Accordingly, salaries which are established by the Committee may slightly exceed or fall below the range. Mr. Reuter's salary falls within the range established for the position he occupies.

   In evaluating an executive officer's performance, the Committee looks to his or her accomplishments (which are based on qualitative and quantitative measures) and the results produced by the executive officer (which are based on quantitative measures). In determining accomplishments and results, the Committee considers the following corporate and business unit performance factors:

Corporate Performance Factors:			Business Unit Performance Factors:

•	the earnings growth of Susquehanna and the subsidiary with which the executive officer serves	•	the revenues of the business unit for which the executive officer has responsibility

•	the asset growth of Susquehanna and the subsidiary with which the executive officer serves	•	the business unit's growth in earnings and development of new products or lines of business

•	the ability of the executive officer to demonstrate management skills	•	the business unit's results expressed in terms of savings realized or efficiencies achieved

   In determining the quantitative measures, the Committee looks, in part, to the Uniform Bank Performance Report which is published quarterly by the Federal Financial Institution Examination Council. This material measures and compares each Susquehanna bank subsidiary against other banks in its peer group in over 40 different financial areas. The peer groups used include banks between $100 million and $300 million in size, between $300 million and $500 million in size, between $500 million and $1 billion in size and between $1 billion and $3 billion in size. The basis for the bank's performance in these areas in relation to the business unit and the bank in which the executive serves allows the Committee to assess that individual's and his or her business unit's quantitative success.

   A majority of the financial institutions participating in the salary survey are included in the line of business group which is indexed in Susquehanna's Stock Price Performance Graph set forth in this Proxy Statement. All of the financial institutions which are indexed in the Stock Price Performance Graph are reported in the Uniform Bank Performance Report.

   In considering the various factors that are weighed in this process, no differentiation as to weighting or relative importance has been established; rather the Committee is permitted to assign a weight and importance to each factor as the Committee, in its discretion, deems appropriate.

   In determining the compensation package awarded to Messrs. Reuter, Duncan and Hostetter, the Committee did not attach particular weight to their employment agreements with Susquehanna, other than to recognize that the employment agreements provide that base salary will be set at a rate agreed between the parties, or in the absence of agreement, increased on the basis of the Consumer Price Index. Base salary adjustments for all executive officers other than Mr. Reuter were determined by the Committee in consideration of the salary survey and the performance factors for Susquehanna and each executive officer as discussed above, and upon the recommendations and performance evaluation provided by Mr. Reuter.

   With respect to the base salary granted to Mr. Reuter in 2001, the Committee took into account a comparison of base salaries of chief executive officers of peer companies based on the salary survey, Susquehanna's success in meeting its return on equity and other financial goals in 2000, the performance of Susquehanna common stock and the assessment by the Committee of Mr. Reuter's individual performance. The Committee also took into account the longevity of Mr. Reuter's service to Susquehanna and Farmers & Merchants Bank and Trust and its belief that Mr. Reuter is a representative of Susquehanna to the public by virtue of his stature in the community and the industry. Mr. Reuter was granted a base salary of $380,000 for 2001, an increase of 35.7% over his $280,000 base salary for 2000.

   Annual Bonus

   In 2000, Susquehanna’s Board approved a new bonus program in which most persons employed by Susquehanna and its subsidiaries on certain dates are eligible to participate. The program requires Susquehanna to increase core earnings per share by a minimum of 10% annually before the bonus will be paid. The 2001 performance bonus payment threshold was set at $90 million pre-tax income before the bonus, representing a 10% increase over core 2000 earnings. Because Susquehanna’s actual performance of pretax earnings before the bonus was $81 million in 2001, no performance bonus was paid under the program. Consequently, Mr. Reuter did not receive a bonus under this program. This bonus program was terminated at the end of 2001.

   In 2001, selected executive officers of Susquehanna were awarded a discretionary cash bonus. The year-end bonus was based on the evaluation of bonus compensation paid to executive officers with similar responsibilities within holding companies of the structure, performance and size of Susquehanna. Additionally, no bonuses were paid in 1999 and 2000 to most of the executive officers selected to receive this bonus. The Committee based the awards on minimum average annual cash bonus awards paid to executives in financial holding companies of the size of Susquehanna with similar performance over the prior three year period. Each of Messrs. Reuter, Hostetter, Duncan, Quick and Balderston were awarded bonuses of $79,800, $39,900, $39,900, $22,380 and $21,600, respectively.

   Equity Compensation Plan

   The Equity Compensation Plan is administered and interpreted by the Committee. After receiving recommendations from management, the Committee has the sole authority to determine:

  the persons to whom options and/or awards will be granted under the plan;
  the type, size and terms of the options granted under the plan;
  the time when the options and/or awards will be granted and the duration of the exercise period; and
  any other matters arising under the plan.

   Awards under the plan may consist of incentive stock options, non-qualified stock options, restricted stock grants, phantom stock rights and stock appreciation rights. All grants are subject to the terms and conditions set forth in the plan and to other terms and conditions consistent with the plan as the Committee deems appropriate and as are specified by the Committee to the designated individual in his or her respective Grant Letter. The Committee must approve the form and provisions of each Grant Letter to an individual.

   Officers, employee directors and other employees of Susquehanna or an affiliate designated by Susquehanna are eligible to participate in the plan. Non-employee directors receive an initial grant of a non-qualified stock option to acquire 2,250 shares upon becoming a newly-elected director, and thereafter, while serving in their capacities as directors, receive an annual grant of an option to purchase 2,250 shares each year during the term of the plan. The options may be exercised to the extent of one-third on the third anniversary of the date of the grant, one-third on the fourth anniversary of the date of the grant, and one-third on the fifth anniversary of the date of grant. As of April 22, 2002, approximately 39 senior officers were eligible to participate in the plan. After receiving recommendations from Susquehanna management, the Committee selects the persons to receive grants and determines the number of shares of Susquehanna common stock subject to a particular grant. No grantee may receive options, stock appreciation rights, phantom stock rights or restricted stock awards for more than 450,000 shares of Susquehanna common stock for any calendar year.

   On May 29, 2001, additional non-qualified stock options to acquire 242,251 shares were granted to directors and officers of Susquehanna under this plan. Of this total, 13,500, 13,500, 6,750, 6,750, 6,750 and 6,750 stock options were granted to Messrs. Bolinger, Reuter, Hostetter, Duncan, Quick and Balderston, respectively.

   Other Compensation

   Susquehanna, through contracts obtained by its wholly-owned subsidiaries, also provides split-dollar life insurance arrangements for certain of its executive and senior officers, including Mr. Reuter, Susquehanna’s President and Chief Executive Officer, and the other named executive officers in the Summary Compensation Table in this Proxy Statement. These arrangements provide a death benefit to the officer’s beneficiary if the officer dies on or before attaining age 70, in an amount equal to two times his or her base salary (less any amounts provided by

Susquehanna’s group term life insurance policy), or if the officer dies after attaining age 70, in an amount equal to one times his or her base salary (less any amounts provided by Susquehanna’s group term life insurance policy). The premiums for these arrangements were paid in 1998 by certain of Susquehanna’s wholly-owned subsidiaries in a onetime, lump sum payment in an aggregate amount equal to $9,347,762, of which $1,092,794, $534,112, $279,232, $285,736, $319,335 and $272,049, was paid for the premiums on Messrs. Bolinger’s, Reuter’s, Duncan’s, Hostetter’s, Quick’s and Balderston’s policies, respectively. Under these arrangements, a grantor trust, on behalf of Susquehanna and its wholly-owned subsidiaries, is the direct beneficiary of any death proceeds remaining after an officer’s death benefit is paid to his or her beneficiary.

   Conclusion

   Through the programs described above, a significant portion of Susquehanna's executive compensation is linked directly to individual and corporate performance and stock price appreciation. In 2001, as in previous years, performance-based variable elements played a major role in the Committee’s executive compensation determinations, including those relating to Mr. Reuter. The Committee intends to continue the policy of linking executive compensation to Susquehanna's performance and return to shareholders, recognizing that rises and falls in the business cycle from time to time must be recognized, and may result in an apparent imbalance for a particular period.

The Susquehanna Bancshares, Inc. Compensation Committee:	John M. Denlinger
Henry H. Gibbel
T. Max Hall
C. William Hetzer, Jr.
George J. Morgan

Compensation of Directors

   Directors currently receive an annual fee of $5,000 and a payment of $800 for attendance at each Board of Directors' meeting except telephonic meetings, where the compensation is $250. Directors are paid $800 for each committee meeting that they attend, unless the committee meets on the day of a meeting of the entire Board, in which case the fee is $250. Directors are also entitled to receive stock option grants pursuant to Susquehanna’s Equity Compensation Plan as discussed above.

Summary Compensation Table

   The following table is a summary of the compensation for the years 2001, 2000 and 1999 awarded or paid to, or earned by, Susquehanna’s Chief Executive Officer and its five other most highly compensated executive officers in 2001, including Mr. Bolinger, who served as Chief Executive Officer of Susquehanna through May 25, 2001.

			Annual Compensation			Long Term Compensation

						Awards	Payouts

Name	Principal Position	Year	Salary(1)	Bonus(2)	Other Annual Compensation(3)	Securities Underlying Options(4)	LTIP Payouts(5)	All Other Compensation(6)

Robert S.	Non-Executive	2001	$247,635	$ -	$327,631	13,500	$ -	$48,927
Bolinger (7)	Chairman and	2000	430,191	-	10,300	45,000	-	112,420
	Retired Chief	1999	393,846	-	10,250	53,248	-	94,098
	Executive Officer
	of Susquehanna

William J.	President and	2001	$345,398	$79,800	$34,216	13,500	$ -	$17,215
Reuter	Chief Executive	2000	270,005	-	10,300	33,750	-	10,697
	Officer of	1999	242,981	-	5,650	26,189	-	6,609
	Susquehanna

Drew K.	Executive Vice	2001	$253,548	$39,900	$ -	6,750	$ -	$8,863
Hostetter	President,	2000	214,264	15,000	-	22,500	-	7,491
	Treasurer and	1999	160,392	-	-	22,280	-	5,462
	Chief Financial
	Officer of
	Susquehanna

Gregory A.	Executive Vice	2001	$253,548	$39,900	$ -	6,750	$ -	$8,806
Duncan	President and	2000	219,815	-	-	22,500	6,423	7,188
	Chief Operating	1999	160,389	-	21,263	22,472	6,423	5,652
	Officer of
	Susquehanna

Michael M.	Vice President	2001	$171,642	$22,380	$ -	6,750	$ -	$5,689
Quick	and Group	2000	158,662	-	-	11,250	-	5,246
	Executive of	1999	145,389	-	-	11,650	-	5,104
	Susquehanna

Edward	Senior Vice	2001	$158,662	$21,600	$ -	6,750	$ -	$5,648
Balderston,	President and	2000	140,065	-	-	11,250	-	5,536
Jr.	Group Executive	1999	122,967	-	-	13,875	-	4,362
	of Susquehanna

(1)	Includes salary deferred by the named executive under Susquehanna’s Executive Deferred Income Plan. Payment of such salary is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants' accounts are fully vested and may be withdrawn in accordance with such plan.

(2)	Includes bonus deferred by the named executive under Susquehanna’s Executive Deferred Income Plan. Payment of such bonus is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants' accounts are fully vested and may be withdrawn in accordance with such plan.

(3)	Includes fees paid to the named executive for services as a director of Susquehanna or its subsidiaries including fees the named executive has elected to defer under Susquehanna’s Executive Deferred Income Plan or its predecessor plan, the Directors' Deferred Compensation Plan. Payment of such fees is deferred until retirement, or in some instances, until a specified date prior to retirement. The sums in participants' accounts are fully vested and may be withdrawn in accordance with such plan. Also included under this heading are consulting fees in the amount of $250,000 paid to Mr. Bolinger in 2001, a deferred income plan distribution in the amount of $45,121 paid to Mr. Bolinger in 2001, the value of an automobile ($21,160) titled over to Mr. Bolinger in 2001, moving expenses of $21,263 paid to Mr. Duncan in 1999 and moving expenses of $22,066 paid to Mr. Reuter in 2001. The value of perquisites and other personal benefits granted to the named executive officers that in the aggregate did not exceed the lesser of $50,000 or 10% of the named executive’s salary and bonus are not included.

(4)	Represents number of shares of Susquehanna common stock pertaining to options granted under the Equity Compensation Plan discussed below under the heading “Stock Option Grants.”
(5)	Represents payments under Susquehanna’s Performance Award Plan for the “earnout periods” as defined in the plan running from January 1, 1992 through December 31, 1994 and January 1, 1995 through December 31, 1997. Payments under this plan are made in three installments with one-half of the amount earned payable on or before June 1 of the calendar year commencing immediately following the conclusion of the earnout period and the remaining one-half paid in two equal installments over the next two years. No awards under this plan have been approved since the adoption of Susquehanna’s Equity Compensation Plan in May of 1996.

(6)	Amounts represent contributions in accordance with the provisions of the Susquehanna 401(k) plan, premiums for group term life insurance, imputed income under split-dollar life insurance arrangements and allocations under the Supplemental Executive Retirement Plan during fiscal years 2001, 2000 and 1999, as follows:

		Robert S.	William J.	Drew K.	Gregory A.	Michael M.	Edward
		Bolinger	Reuter	Hostetter	Duncan	Quick	Balderston, Jr.

Plan	Year

401(k) Plan:	2001	$5,100	$5,100	$5,100	$5,100	$5,100	$5,100
	2000	5,100	5,100	5,100	5,100	4,760	5,100
	1999	4,800	4,800	4,800	4,800	4,675	3,991
Group Term
Life Insurance:	2001	$120	$120	$120	$120	$120	$120
	2000	120	120	120	120	120	120
	1999	120	120	120	120	120	120
Split Dollar
Insurance:	2001	$2,839	$928	$452	$416	$469	$428
	2000	2,219	620	299	278	366	316
	1999	1,848	520	202	184	309	251
Suppl. Executive
Retirement Plan:	2001	$40,868	$11,067	$3,191	$3,170	$-	$-
	2000	104,981	4,857	1,972	1,690	-	-
	1999	87,330	1,169	340	548	-	-

(7) Mr. Bolinger served as Chief Executive Officer of Susquehanna through May 25, 2001.

Stock Option Grants

      The following table sets forth information concerning the individual grants of non-qualified options to purchase Susquehanna’s common stock made to the named executive officers in 2001:

					Potential Realizable
	Number of	% of Total			Value at Assumed Annual
	Securities	Options			Rates of Stock Price
	Underlying	Granted to			Appreciation for Option
	Options	Employees in	Exercise	Expiration	Term
Name	Granted	Fiscal Year	Price	Date	5%	10%

Robert S. Bolinger	13,500	5.6%	$17.25	05/28/2011	$146,454	$371,143
William J. Reuter	13,500	5.6%	17.25	05/28/2011	146,454	371,143
Gregory A. Duncan	6,750	2.8%	17.25	05/28/2011	73,227	185,571
Drew K. Hostetter	6,750	2.8%	17.25	05/28/2011	73,227	185,571
Michael M. Quick	6,750	2.8%	17.25	05/28/2011	73,227	185,571
Edward Balderston, Jr.	6,750	2.8%	17.25	05/28/2011	73,227	185,571

      These awards were made pursuant to Susquehanna’s Equity Compensation Plan. Under this plan, the exercise price of Susquehanna common stock subject to a non-qualified stock option is the fair market value of Susquehanna’s common stock on the date the option is granted. The fair market value of a share of Susquehanna’s common stock is the last reported sale price on the Nasdaq National Market on the date of the grant, or if there were no trades on that date, the latest preceding date upon which a sale was reported. The options may be exercised to the extent of one-third on the third anniversary of the date of the grant, one-third on the fourth anniversary of the date of grant and one-third on the fifth anniversary of the date of the grant.

      The dollar gains in the above table result from calculations assuming 5% and 10% growth rates as set by the Securities and Exchange Commission and are not intended to forecast future price appreciation of Susquehanna’s common stock. The gains reflect a future value based upon growth at these prescribed rates.

      It is important to note that options have value to recipients, including the listed executive officers, only if the stock price advances beyond the grant date price shown in the table during the effective option period.

      The following table sets forth information concerning unexercised stock options held by the named executive officers as of December 31, 2001. None of the named executive officers exercised any options in 2001.

	Number of Securities Underlying		Value of Unexercised In-
	Unexercised Options		the-Money Options
Name	Exercisable/Unexercisable		Exercisable/Unexercisable

Robert S. Bolinger	250,610	/250,610	$1,091,429	/$0
William J. Reuter	39,191	/83,117	$248,965	/$372,738
Gregory A. Duncan	31,316	/57,222	$203,537	/$253,726
Drew K. Hostetter	11,966	/64,212	$25,500	/$265,965
Michael M. Quick	937	/31,526	$0	/$140,114
Edward Balderston, Jr.	11,528	/43,683	$25,500	/$158,783

Description of Certain Employment Contracts and Plans

      Executive Employment Contracts

      Susquehanna’s Board has approved three-year employment contracts with Messrs. Reuter, Duncan, and Hostetter which will terminate, unless renewed, in 2005. The contracts provide for base salaries in 2002 of

$380,000 for Mr. Reuter, $266,000 for Mr. Duncan and $266,000 for Mr. Hostetter, and provide that the base salaries may be increased, but not decreased, on an annual basis in connection with the annual review of the employee’s performance. The contracts also provide fringe benefits comparable to those generally supplied to other salaried employees of Susquehanna. If the officer becomes permanently disabled, he is entitled to all benefits under the contract, other than bonuses, for a period of not less than six months. The employment contracts may be terminated by the officer on two months' notice to Susquehanna. Susquehanna may terminate the contracts immediately for cause.

      The employment contracts for Messrs. Reuter, Duncan and Hostetter also provide certain relief in the event of a change of control. Each may terminate his employment within twelve months following a change of control of Susquehanna if there occurs an adverse change in his respective circumstances (as set forth in his respective employment contract). If the officer’s employment is terminated due to a change of control, the officer will be entitled to receive a lump sum payment in an amount equal to the greater of his then current monthly salary rate or the rate in effect prior to any reduction which led to his termination, times the number of months otherwise remaining under the contract, plus the value of any benefits which would have accrued if his employment was not terminated.

      Change of Control Plans

      Susquehanna adopted a Key Employee Severance Pay Plan in 1999. The purpose of the plan is to alleviate financial hardships which may be experienced by senior executives and other key employees of Susquehanna whose employment is terminated under specified circumstances within one year of a change of control of Susquehanna and to reinforce and encourage the continued attention and dedication of those senior executives and other key employees to their assigned duties without distraction from a potential change of control. Messrs. Quick and Balderston are included under the plan.

      The plan provides that if a participant in the plan is terminated under certain circumstances within one year following a change of control as defined in the plan, he or she will receive a lump sum payment in an amount equal to one-half, one or one and one-half times his or her compensation (as determined by the Compensation Committee in its sole discretion at the time the person is designated as a participant in the plan) within 15 days after such termination, and for a one year period after such termination, be entitled to receive certain benefits and perquisites which comparable employees of the company are eligible to receive under plans or programs in effect as of the date of his or her termination.

      Additionally, each of Susquehanna’s Equity Compensation Plan, Executive Deferred Income Plan and split-dollar life insurance arrangements contains change of control provisions. In the event of a change of control of Susquehanna as defined under the Equity Compensation Plan, all options outstanding under the plan will become immediately exercisable, and all restrictions on the transfer of shares with respect to a restricted stock grant which have not, prior to such date, been forfeited will immediately lapse. In the event of a change of control as defined under the Executive Deferred Income Plan, each participant in the plan who voluntarily terminates his or her employment in connection with such change of control will receive the amount of any remaining unpaid vested benefits credited to his or her account. In the event of a change of control as defined in the split-dollar life insurance arrangements, while an arrangement will generally automatically terminate if an officer terminates his or her employment prior to his or her normal retirement date, it will not automatically terminate if the officer’s employment is terminated within 12 months of a change of control.

      Pension Plans

      Effective January 1, 1989, Susquehanna and each of its subsidiaries adopted a defined benefit pension plan (the "Retirement Income Plan") under which benefits are determined by "Final Average Compensation" as defined below. This plan covers employees of Susquehanna and its subsidiaries upon their attaining age 21 and the completion of one year's service in which 1,000 hours are worked. All participants in predecessor plans maintained by Susquehanna’s subsidiaries as of January 1, 1989 became members of the Retirement Income Plan effective that date.

      Participants under the Retirement Income Plan are entitled to an annual retirement pension at normal retirement age of 65 equal to 1.5% of Final Average Compensation up to the Social Security Covered Compensation level plus 2% of Final Average Compensation in excess of Social Security Covered Compensation, multiplied by years of credited service up to a maximum of 25 years. Final Average Compensation means the average earnings during the five highest-paid consecutive calendar years of employment with Susquehanna affiliates. Social Security Covered Compensation means the compensation upon which a social security benefit at Social Security Normal Retirement Age will be calculated as defined in regulations.

      Participants with 15 years of service are eligible for early retirement at age 55, in which event retirement benefits are actuarially reduced.

      Effective January 1, 1994, the Board adopted a Supplemental Executive Retirement Plan (“Supplemental Plan”) which will provide for benefits lost under the Retirement Income Plan on account of Internal Revenue Code provisions which limit the compensation and benefits under a qualified retirement plan. Selected participants of the  Retirement Income Plan, including Messrs. Bolinger, Reuter, Hostetter, Duncan, Quick and Balderston are eligible for benefits under the Supplemental Plan.

      Effective January 1, 1998, Susquehanna converted the Retirement Income Plan into a Defined Benefit Cash Balance Pension Plan. All employees who were participants in the Retirement Income Plan had the value of their benefit under that plan converted into an opening Cash Balance Account under the Cash Balance Pension Plan.

      Employees age 55 and older with 10 or more years of service as of January 1, 1998, were “grandfathered” and will receive a benefit no less than the amount determined under the plan provisions in effect December 31, 1997. Mr. Bolinger is included in this group and currently his benefits are more favorable under the Retirement Income and Supplemental Plans. Messrs. Reuter, Hostetter, Duncan, Quick and Balderston were not grandfathered.

      Normal retirement under the Cash Balance Pension Plan is age 65. Individuals who reach age 55 with 15 years of service are eligible for early retirement. The benefit equals the annuitized value of the participant’s Cash Balance Account as of the retirement commencement date.

      The annual benefits under both the Retirement Income and the Supplemental Plans upon normal retirement in 2001 at age 65 to persons in specified salary classifications, assuming election by the employee of payment only in the form of a life annuity, is set forth below. Amounts shown in the table are not subject to offset for social security or other benefits received by the participants.

		YEARS OF SERVICE AT RETIREMENT

Final Average Compensation	15	20	25	30	35
$125,000	$ 34,709	$ 46,279	$ 57,849	$ 57,849	$ 57,849
150,000	42,209	56,279	70,349	70,349	70,349
175,000	49,709	66,279	82,849	82,849	82,849
200,000	57,209	76,279	95,349	95,349	95,349
225,000	64,709	86,279	107,849	107,849	107,849
250,000	72,209	96,279	120,349	120,349	120,349
300,000	87,209	116,279	145,349	145,349	145,349
350,000	102,209	136,279	170,349	170,349	170,349
400,000	117,209	156,279	195,349	195,349	195,349
450,000	132,209	176,279	220,349	220,349	220,349
500,000	147,209	196,279	245,349	245,349	245,349

      For purposes of the Retirement Income Plan, as of December 31, 2001, Mr. Bolinger had 25 credited years of service. Only the base salary of Mr. Bolinger is compensation covered under the Retirement Income Plan and

Supplemental Plan. Other components of such officer's total compensation do not affect benefits payable under the plans. In 2001, Mr. Bolinger's base salary was $247,635.

      The annual benefits under both the Cash Balance Pension and the Supplemental Plans upon normal retirement in 2001 at age 65 to persons in specified salary classifications is set forth below. Amounts shown in the table are not subject to offset for social security or other benefits received by the participants.

		YEARS OF SERVICE AT RETIREMENT*

Final Average Compensation	15	20	25	30	35
$125,000	$ 17,721	$ 25,833	$ 34,424	$ 45,006	$ 55,705
150,000	21,265	31,000	41,309	54,009	66,848
175,000	24,809	36,166	48,194	63,011	77,990
200,000	28,353	41,332	55,078	72,011	89,131
225,000	31,897	46,499	61,964	81,013	100,274
250,000	35,441	51,667	68,847	90,014	111,412
300,000	42,530	61,999	82,617	108,016	133,695
350,000	49,618	72,333	96,387	126,020	155,979
400,000	56,706	82,667	110,158	144,022	178,262
450,000	63,794	92,999	123,925	162,024	200,543
500,000	70,883	103,333	137,696	180,028	222,830

*Assumptions: Cash Balance Plan in effect all years; Salary scale (3%); Interest credit rate (6.5%); Interest rate for annuity conversion (7%); Mortality (GAM83 unisex).

      For purposes of the Cash Balance Pension Plan, as of December 31, 2001, Messrs. Reuter, Hostetter, Duncan, Quick and Balderston had 28, 6, 14, 10 and 21 credited years of service respectively. Only the base salary and bonus of Messrs. Reuter, Hostetter, Duncan, Quick and Balderston is compensation covered under the Cash Balance Pension Plan. Other components of such officers’ total compensation do not affect benefits payable under the Cash Balance Pension Plan. In 2001, Mr. Reuter’s base salary and bonus were $425,198, Mr. Hostetter’s base salary and bonus were $293,448, Mr. Duncan’s base salary and bonus were $293,448, Mr. Quick’s base salary and bonus were $194,022 and Mr. Balderston’s base salary and bonus were $180,262.

      401(k) Plan

      Effective January 1, 1989, Susquehanna and each of its subsidiaries adopted a 401(k) plan under which employees may defer portions of their income on a pre-tax basis. The 401(k) plan covers employees of Susquehanna and its subsidiaries upon the completion of one year of service in which 1,000 hours are worked. All members of predecessor thrift or 401(k) plans as of January 1, 1989, became participants in the Susquehanna 401(k) plan effective that date.

      Subject to certain limitations imposed by the Internal Revenue Service, participants under the Susquehanna 401(k) plan are allowed to defer between 1% and 15% of their compensation during the year. Subject to Board discretion, Susquehanna will match 100% of the first 3% of employee deferrals. These funds will be accumulated under the 401(k) Plan until paid out at termination, disability, death or retirement. The 401(k) plan allows for loans and hardship withdrawals within legal limitations.

      The vested portion of matching contributions made to the 401(k) plan during 2001 was $30,600 for Messrs. Bolinger, Reuter, Hostetter, Duncan, Quick and Balderston and $54,967 for all executive officers as a group.

Stock Price Performance Graph

      The following graph compares for fiscal years 1996 through 2001 the yearly change in the cumulative total return to holders of Susquehanna common stock with the cumulative total return of the Nasdaq Total Return Index (the “Nasdaq Index”), a broad market in which Susquehanna participates, an index comprised of all publicly traded banks in asset size $1-5 billion, compiled by an independent research firm (the "Bank Index"), and the Nasdaq Bank Index (the “Nasdaq Bank Index”), an index comprised of banks, savings associations and related holding companies, and establishments performing functions closely related to banking. The graph depicts the total return on an investment of $100 based on both stock price appreciation and reinvestment of dividends for Susquehanna, and the companies represented by the Nasdaq Index, the Bank Index and the Nasdaq Bank Index.

      The Bank Index consists of Susquehanna's bank peers relative to size as measured by total assets. It is believed that these Bank Index companies are comparable to Susquehanna in terms of size and all businesses engaged in.

	Period Ending

Index	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01

Susquehanna Bancshares, Inc.	100.00	171.11	140.68	112.89	123.40	162.37
NASDAQ - Total US*	100.00	122.48	173.20	320.89	193.01	153.15
NASDAQ Bank Index*	100.00	167.41	166.33	159.89	182.38	197.44
SNL $1B-$5B Bank Index	100.00	166.77	166.38	152.91	173.52	210.83

*Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2002. Used with permission. All rights reserved. crsp.com.

SNL Financial LC
© 2002

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Securities Exchange Act of 1934 requires Susquehanna's officers and directors, and persons who own more than ten percent of a registered class of Susquehanna's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Susquehanna with copies of all Section 16(a) forms they file.

      Based solely on its review of the copies of forms received by it, and written representations from certain reporting persons that no Form 5’s were required for those persons, Susquehanna believes that, during 2001, all filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were satisfied with the exception of Mr. Apple, who inadvertently did not timely file two Form 4’s, both of which were related to trust and estate distributions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Certain directors and executive officers of Susquehanna and its subsidiaries, including their immediate families and companies in which they are principal owners (more than 10%), were indebted to banking subsidiaries. All these transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features. At December 31, 2001, these loans totaled approximately $28.5 million.

      During 2001, the law firms in which directors Hall, Morgan, and Wiest are principals, received fees for legal services from Susquehanna affiliates in amounts which were less than 5% of their respective firm's gross revenues for that year.

      In the third quarter of 2000, Boston Service Company, Inc. (t/a Hann Financial Service Corp.), a wholly-owned subsidiary of Susquehanna, entered into a Servicing Agreement with Auto Lenders Liquidation Center, Inc., pursuant to which Hann effectively transferred to Auto Lenders all residual risk of the managed auto lease portfolio originated by Hann and all residual risk on any new leases originated over the term of the agreement. Michael J. Wimmer, who is a member of Susquehanna’s Board of Directors and the chief executive officer of Hann, owns 100% of the outstanding equity interest of Auto Lenders. Auto Lenders, which was formed in 1990, is a used vehicle remarketer with three retail locations in New Jersey. Under this Servicing Agreement, Auto Lenders agreed to purchase the beneficial interest in all vehicles returned by the obligors at the scheduled expiration of the related leases for a purchase price equal to the stated residual value of such vehicles. Further, Hann agreed to set its stated residual values in accordance with the standards approved in advance by Auto Lenders, and Hann agreed to pay Auto Lenders an up front fee of $3.1 million to cover all the auto leases serviced by Hann which had been originated by Hann prior to the agreement. Hann also agreed to make monthly guaranty payments to Auto Lenders based upon a fixed schedule covering a three-year period. At the end of each year, the Servicing Agreement may be renewed by the mutual agreement of the parties for an additional one-year term beyond the current three-year term, subject to renegotiation of the payments. During the renewal process, competitive quotes are obtained by Hann from third parties to determine the best remarketing alternative for Hann. The aggregate fees paid by Hann to Auto Lenders under the Servicing Agreement in 2001 were $9.2 million. Under the Servicing Agreement, Auto Lenders retains all residual gains and bears all residual losses with respect to the vehicles. The obligations of Auto Lenders under the Servicing Agreement are secured by a Guaranty dated December 31, 2001, executed by Mr. Wimmer in favor of Hann.

      MTW Realty, L.L.C., a company also wholly-owned by Mr. Wimmer and his immediate family, also received rental fees of $15,000 and $10,000 per month from Hann for leased office space located in Jamesburg and Williamstown, New Jersey, respectively. The Jamesburg and Williamstown leases both were executed on February 1, 2000 and have 15 year terms (cancelable at Hann’s option at the end of tenth year upon one year’s prior notice). The leases both also provide for rental adjustments based on the Consumer Price Index every five years.

INDEPENDENT ACCOUNTANTS

      Susquehanna has engaged PricewaterhouseCoopers LLP, independent accountants, to audit its financial statements for the year ended December 31, 2001. Susquehanna expects to engage PricewaterhouseCoopers LLP as its independent public accountants for the year 2002, subject to review and approval by the Audit Committee. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so. They are expected to be available to respond to appropriate questions from Susquehanna's shareholders.

SHAREHOLDER PROPOSALS

      Shareholder proposals for the 2003 Annual Meeting of Susquehanna shareholders must be received by the Secretary of Susquehanna no later than December 19, 2002, to be considered for inclusion in the proxy statement and form of proxy relating to such 2003 Susquehanna Annual Meeting.

ANNUAL REPORT ON FORM 10-K

      Upon written request to the Secretary of Susquehanna at the address set forth the top of page 3, Susquehanna will furnish without charge to any shareholder whose proxy is solicited hereby a copy of Susquehanna’s Annual Report on Form 10-K to the Securities and Exchange Commission, including the financial statements and schedules thereto. Copies may also be accessed electronically by means of the Securities and Exchange Commission’s home page on the Internet at www.sec.gov.

By Order of the Board of Directors,

Lisa M. Cavage
Secretary

Two Alternate Ways to Vote Your Proxy VOTE BY TELEPHONE OR INTERNET 24 Hours a Day - 7 Days a Week	Annual Meeting of Shareholders May 29, 2002 10 AM ET
YOUR VOTE IS IMPORTANT
TELEPHONE 866-874-4875		INTERNET https://www.proxyvotenow.com/sus		MAIL
Use any touch-tone telephone. Have your Proxy Form in hand. Enter the Control Number located in the box below. Follow the simple recorded instructions.	OR	Go to the website address listed above. Have your Proxy Form in hand. Enter the Control Number located in the box below. Follow the simple instructions.	OR	Mark, sign and date your Proxy Card. Detach card from Proxy Form. Return the card in the postage- paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

CONTROL NUMBER FOR TELEPHONE OR INTERNET VOTING

      ADMISSION TICKET
              866-874-4875
CALL TOLL-FREE TO VOTE

The Internet and telephone voting facilities will close at 5:00 PM ET on MAY 28, 2002
▼PLEASE DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ▼

              [X]
Votes must be indicated
(x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” the following director nominees:
1.

Election of Directors to the Class 2005
Nominees: 01- C. William Hetzer, Jr., 02- Owen O. Freeman, Jr., 03- Guy W. Miller, Jr., 04- William J. Reuter

FOR ALL    [_]               WITHHOLD FOR ALL     [_]                 *EXCEPTIONS     [_]

*Exceptions _______________________________________________________________________
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided above.)

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Check here if you	Plan to attend the Annual Meeting.	[_]

	Have written comments on the back of this card.	[_]

	Have written change of address on this card.	[_]

	I agree to access future proxy statements and Annual Reports over the Internet.	[_]

Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign.

Date	Share Owner sign here	Co-Owner sign here

|

ADMISSION TICKET Bring this ticket with you for admission to the meeting.

SUSQUEHANNA BANCSHARES, INC.
Annual Meeting of Shareholders   May 29, 2002 at 10:00 AM ET
The Hotel Hershey
100 Hotel Road, Hershey PA 17033
Directions:
Pennsylvania

From Philadelphia

Take Pennsylvania Turnpike (I-76) to Exit 266. Take Rt. 72 North to Rt. 322 West into Hershey and onto Hersheypark Dr./Rt. 39. Turn left at fifth traffic light onto Sandbeach Rd. Follow signs to The Hotel Hershey. *Do not turn left with Rt. 39 towards I-81, continue on Hersheypark Dr.*

From Scranton/Wilkes Barre

Take I-81 South to Exit 80. Turn Left onto Rt. 743 South into Hershey. Turn right at second traffic light onto Hersheypark Dr. Turn right at second light onto Sandbeach Rd. Follow signs to The Hotel Hershey.

From Harrisburg International Airport

Follow sign for Rt. 283 North towards Harrisburg to Rt. 322 East into Hershey. From Rt. 322 take the Hersheypark Dr./Rt. 39 Exit. Turn left at fifth traffic light onto Sandbeach Rd. Follow signs to The Hotel Hershey. *Do not turn left with Rt. 39 towards I-81, continue on Hersheypark Dr.*

New Jersey

From Northern New Jersey

Take Rt. 287 south to I-78 to I-81 South. Take I-81 South to Exit 80. Turn Left onto Rt. 743 South into Hershey. Turn right at second traffic light onto Hersheypark Dr. Turn right at second traffic light onto Sandbeach Rd. Follow signs to The Hotel Hershey.

Maryland

From Baltimore

Take I-83 North to Rt. 322 East towards Hershey. From Rt. 322 take the Hersheypark Dr./Rt. 39 Exit. Turn left at fifth traffic light onto Sandbeach Rd. Follow signs to The Hotel Hershey. *Do not turn left with Rt. 39 towards I-81, continue on Hersheypark Dr.*

From Hagerstown

Take I-81 North to Exit 77. Turn right at top of ramp onto Rt. 39 towards Hershey. Turn left at second traffic light onto Hersheypark Dr. At second traffic light turn left onto Sandbeach Rd. and follow signs to The Hotel Hershey.

▼ DETACH ADMISSION TICKET HERE ▼

SUSQUEHANNA BANCSHARES, INC.
PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors of Susquehanna Bancshares, Inc.
for the Annual Meeting on May 29, 2002.

     I (We) hereby constitute and appoint Samuel G. Reel, Jr. and Warren Weaver, and each of them, proxies with full power of substitution, to vote all of the shares of common stock of Susquehanna Bancshares, Inc. (“Susquehanna”) which I (we) may be entitled to vote at the Annual Meeting of Shareholders of Susquehanna to be held at The Hotel Hershey, 100 Hotel Road, Hershey, Pennsylvania on Wednesday, May 29, 2002, at 10:00 a.m., prevailing time, and at any adjournment thereof, as set forth in this Proxy.

     THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS.

     For Participants in the Susquehanna Employee Stock Purchase Plan: I instruct the Custodian to sign a proxy for me in substantially the form set forth above and on the reverse side. The Custodian shall mark the proxy as I specify. If a choice is not specified, my shares will be voted FOR the nominees for directors.

(Continued and to be dated and signed on the reverse side.)

SUSQUEHANNA BANCSHARES
P.O. BOX 11310
NEW YORK, N.Y. 10203-0310

Comments:  _______________________________________________________________

                   _______________________________________________________________

DEAR SHAREHOLDER:

     You previously elected to view the Susquehanna Bancshares, Inc. proxy statements and annual reports over the Internet instead of receiving copies in the mail. You can now access the proxy statement for the 2002 Annual Meeting and the 2001 Annual Report on Susquehanna’s Website at http://www.susqbanc.com. Choose the “Investor Relations” button at the top of the page, and then select “Financial Reports” from the items listed in the Investor Relations section. Or, you may go directly to this page at http://www.corporate–ir.net/ireye/ir site.zhtml?ticker=SUSQ&script=700

     You can vote your shares by telephone, the Internet, mail or in person at the Annual Shareholders Meeting. See the proxy statement and the enclosed proxy card for further information about voting procedures.

     If you would like a paper copy of the proxy statement and the annual report, Susquehanna Bancshares, Inc. will provide a copy to you. To obtain a copy of these documents, please call (800) 311 3182 and ask for extensions 6204 or 6305 in Stock Administration.